Exhibit 4.38


                            SETTLEMENT AGREEMENT AND
                            MUTUAL RELEASE OF CLAIMS


         THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS ("Agreement") is executed this 15th day of June, 1999, by and between Imaging Technologies Corporation, a Delaware corporation, its subsidiaries, related entities, or business concerns, past or present, including Color Solutions, Inc., predecessors, successors, officers, agents, employees and assigns and each of them (hereinafter collectively called the "Company") and Hiram T. French ("Mr. French").

         The purpose of this Agreement is to resolve completely and mutually release each and every claim for relief and cause of actions which Mr. French and the Company has or may have against each other and all persons and entities being released herein. These include, but are not limited to, all claims arising out of or related to Mr. French's employment with the Company and the Agreement and Plan or Merger and Plan of Reorganization, dated November 30, 1997, between the Company and Color Solutions, Inc., a California corporation, ("Merger Agreement").

         This Agreement is made for good and valuable consideration which but for this settlement Mr. French is not otherwise entitled to receive certain consideration. That the parties now desire to enter into a binding agreement regarding their future relationship and to settle and compromise, once and forever, all of the disputes and controversies which now exist or may in the future arise from the employment relationship and termination thereof.

         WHEREFORE, the parties agree as follows:

1. Mr. French's employment with the Company terminated affective August 14, 1998. After August 14, 1998, Mr. French was not entitled to any salary, wages, commissions, options, common shares, bonuses, profit sharing, benefits, accrued vacation, insurance or other compensation from Company or any related entity except as set forth in paragraph (2) below.

2. In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the Company agrees that it will issue a restricted certificate for 150,000 shares of Imaging Technologies Corporation Common Stock ("ITEC Shares") to Mr. French, within ten (10) days of the Company's receipt of an executed original of this Agreement. The Company shall include said shares within its next appropriate registration filed with the SEC. If such registration is not effective within thirty (30) days of the signing of this Agreement, then this Agreement shall be null and void.

3. Mr. French agrees and recognizes that by signing this Agreement, his employment relationship with Company is permanently and irrevocably severed as of the date set forth in Paragraph 1 above, and that the Company and its related, affiliated, parent or subsidiary companies, past or present, predecessors or successors, have no obligation, contractual or otherwise, to hire, rehire, re-employ, or recall Mr. French in the future.

4. Mr. French represents and warrants that he has not initiated and is not a party to any pending lawsuit, administrative or other proceeding against any of the parties released herein.

5. Mr. French understands and acknowledges that during the course of his employment by the Company and its related entities, including Color Solutions, Inc., he had access to and became acquainted with trade secrets and other confidential information of the Company including but not limited to personnel files, customer names, client names, compilations of information, records, product information, compilations, devices, methods, processes, computer programs, financial information, publication information, inventions

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or research  projects,  information  of a business  nature,  such as information about costs, projects, markets, sales and other information of a similar nature not available to the public and plans for future developments, (collectively "Confidential Information"), and vendor information which are owned by the Company and which are regularly used in the operation of the business of the
Company.   Mr.  French  further   understands  and  acknowledges   that  despite
termination of his relationship with the Company, he has a continuing legal obligation not to disclose, an not to use, directly or indirectly, any such trade secrets or Confidential Information owned by the Company or related entitles.

6. Mr. French understands and acknowledges that all personnel files, customer names, client names, compilations of information records, product information, compilations, devices, methods, processes, computer programs, financial information, publication information, inventions or research projects, information of business nature, such as information about costs, profits, markets, sales and other information of a similar nature not available to the public, and plans for future developments, documents, equipment, computer programs, printouts, memoranda, lists, notes, work product, journal documents, production documents, photographic material advertising materials or other items utilized for promotion, vendor information and similar material relating to the business of the Company, and all copies of same, whether prepared by him or otherwise coming into his possession during the term of his employment with the Company and its predecessor, Color Solutions, Inc., are the exclusive property of the Company. Mr. French agrees that to the extent he has any such material or items in his possession, he will return all such material or items to the Company on or before June 1, 1999.

7. In consideration of the covenants set forth in this Agreement, and for other, good and valuable consideration, receipt of which is hereby acknowledged, Mr. French releases the Company and its parents, subsidiaries, affiliates, related entities or business concerns, past or present, predecessors, successors and agents and their respective offices, directors, members, attorneys, agents, executors, administrators and representatives, present and former employees from any and all claims of any kind, known or unknown, that arose on or before the Effective Date of this Agreement. The claims Mr. French releases include, without limitation, all claims in any way related to or arising out of any aspect of Mr. French's employment by the Company, including any employment agreement with the Company and the related Merger Agreement. This includes, without limitation, all claims for wrongful termination, constructive termination, emotional distress, age discrimination under Federal Age Discrimination and Employment Act, 29 U.S.C. ss.621 et seq and California Government Code ss. 12940 et seq, hostile work environment, retaliation, defamation, breach of contract. false light, disparagement, negligent hiring or supervision or retention, negligence, all claims for compensation or unpaid accrued vacation, claims arising out of agreements, representations or policies related to Mr. French's employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or retaliation on the basis or race, color, national origin, sex, equal pay, disability or any other status, claims for violation of public policy, including California Fair Employment and Housing Act claims, claims under Title VII of the Civil Rights Act of 1964, Americans With Disabilities Act, Federal Family and Medical Leave Act, California Family Rights Act, and the California Pregnancy Disability Leave Act, an claims for attorneys' fees, costs or expenses incurred in connection with raising any such claims. This release includes any and all claims, demands, rights, causes of action, obligations and liabilities of any kind whatsoever, known or unknown, at law or in equity, which Mr. French may have or claims to have, which are or which may be based upon any facts, acts, conduct, omissions, documents, representations, proposals, contracts, claims, events or other things occurring at any time on or before the date of execution of this Agreement, and relating to or arising from any aspect of the Company's employment of Mr. French and/or relating to the Merger Agreement.

8. After the issuance of the ITEC Shares, the Company shall have no further obligation to Mr. French with regard to compensation, salary, employee benefits, accrued vacation or personal time or any compensation whatsoever. Moreover, Mr. French shall be solely responsible for determining the tax consequences of the tender of ITEC Shares pursuant to this Agreement, reporting the same to the appropriate governmental authorities, and the payment of any taxes due thereon. Mr. French shall defend, indemnify, and hold the Company and each of their respective affiliates, successors and assigns, harmless from and against any and all losses, including, but not limited to attorneys' fees, costs, back taxes, and interest and penalties,

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which any  suffers  as a result of such tax  determination  by Mr.  French,  the report or non-reporting thereof, and/or the payment or failure to pay any tax thereon. In the event of any audit or governmental inquiry with respect to the settlement payment made to Mr. French, Mr. French agrees to provide his full cooperation of the Company, including, but not limited to providing the Company with copies of all tax returns filed with respect to such tender of ITEC Shares.

9. It is expressly agreed that confidentiality of the terms of this Agreement is of material importance to the parties and was a material inducement to the execution of this Agreement. Therefore, the parties each agree that the terms of this Agreement shall remain strictly confidential and that neither shall make any disclosure to any third person of the terms of this Agreement, except as required by law and the Company shall advise its appropriate corporate officers or managing agents, attorneys, or its auditors, of the terms of this Agreement. Mr. French may advise his spouse, attorney or tax advisor of the terms of the Agreement. Mr. French further agrees that he shall not in any way characterize this Agreement. In the case of an inquiry, Mr. French may only indicate that all claims have been settled and that the terms are confidential. Mr. French warrants and covenants that he has not communicated to any person, other than his spouse, attorney or tax advisor, prior to the execution of this Agreement any term of this Agreement, including but not limited to the amount of the consideration to be received. Mr. French further agrees and promises not to encourage, facilitate, provide or otherwise support any claim by a third party against any of the Releases, and he will not participate in any civil litigation of any third party claim against any of the Releases, including providing a witness statement, declaration, affidavit or testimony, unless compelled to do so by a lawful court order or subpoena. A breach of this provision of this Agreement shall be deemed a material violation of the Agreement.

10. Each party represents and warrants that such party is not relying, has not relied upon, any representations or statements made by any other party with regard to the facts involved in this controversy or the execution and terms of this Agreement. Each party has consulted with an attorney regarding the terms of this Agreement and has entered into this Agreement freely, willingly and without any coercion or duress from anyone.

11. This Agreement and the payment provided for in this Agreement do not constitute an admission of liability on the part Mr. French or the Company or its parents, subsidiaries, affiliates, past or present, predecessors, successors and agents and their respective officers, directors, members, attorneys, agents, executors, administrators and representatives, present and former employees, directly or by implication, that any of the parties have violated any law, rule, regulation, policy or any contractual right or other obligation owed to any party. The Company specifically denies any allegations of improper or unlawful conduct or breach of contract allegations in relation to his separation from employment. Mr. French denies any allegations of impropriety on his part. Neither this Agreement nor anything in it shall be construed to be or shall be admissible in any proceedings as evidence of or an admission by the Company of any violation of any contract, rule, regulation, order or other law. This Agreement may be introduced, however, in any proceeding to enforce its terms. Such introduction shall be pursuant to an order protecting its confidentiality.

12. Mr. French represents and warrants that he has not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged and no other person or entity has any interest in the matters herein released and discharged. Furthermore, Mr. French shall indemnify and hold the Company, and all its persons or entities released herein harmless from and against any rights, claims or causes of action which arise from or have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

13. If the Company is contacted by any prospective or future employer of Mr. French, the Company will only provide the dates of Mr. French's employment and his last position held. His departure shall be characterized as a voluntary resignation. No additional information shall be provided.

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14. Mr.  French  expressly  waives any and all rights  which he might have under
Section 1542 of the Civil Code of the State of California which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO WHICH EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 of the Civil Code of California, Mr. French and the Company expressly agree that this Agreement shall be given full force, and effect according to each and all of its express terms and provisions, including as well those relating to unknown a d unspecified actions, causes of action, claims or other proceedings, judgments, obligations, damages, or other liabilities, if any.

15. Except as provided herein, Mr. French and the Company expressly agree that neither they nor their spouses, employees, its parents, subsidiaries, affiliates, predecessors, successors and agents and their respective officers, directors, members, attorneys, agents, executors, administrators and representatives will institute or maintain any legal or administrative proceedings against any party to this Agreement, or any person or entity released in this Agreement, before any court, administrative agency, arbitrator or any other tribunal whatsoever, by reason of any claim, liability or cause of action, whether known or unknown, being released herein.

16. Mr. French agrees to cooperate with the Company in relation to any lawsuits or legal proceedings involving the Company to the extent the request(s) for his participation are reasonable in scope, including personal interviews with the Company's legal counsel in preparation for his potential testimony regarding human resource or related matters at the Company.

17. This Agreement shall be construed and governed by the laws of the State of California. In the event that any provision of this Release of Claims Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect. To this end, the provisions of this Agreement are severable.

18. Mr. French acknowledges that Mr. French may later discover facts different from or in addition to those which he knows or believes to be true with respect to all or any of the liabilities, claims, defenses, causes of action, costs or demands released in this Agreement; however Mr. French agrees that the general release set forth above shall be and shall remain effective in al respects, notwithstanding the discovery of such different or additional facts. Mr. French and Company each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and acknowledge and represent that this Agreement contains all terms and conditions pertaining to the compromise and settlement of the potential claims and causes of actions referenced in this Agreement are contractual and not a mere recital. The terms of this Agreement can only be modified by a writing signed by the parties expressly stating that such modification is intended.

19. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because the party drafted or caused that party's legal representative to draft any of its provisions.

20. In the event of dispute between the parties regarding the terms, conditions or enforceability of this Agreement, the dispute shall be resolved by binding arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in front of a mutually agreeable arbitrator and shall be held in San Diego, California. This Agreement shall be construed in accordance with and may be deemed governed by the laws of the State of California in any arbitration proceeding.

21. The parties to this Agreement shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.


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22. This  Agreement  shall be binding upon and shall inure to the benefit of the parties hereto and to their respective representatives, successors, agents and assigns.

23. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original, including facsimile signatures.

24. The invalidity of any provisions of this Agreement as determined by a court or arbitrator of competent jurisdiction shall in no way affect the validity of any other provision hereof.

25. No breach of any provision of this Agreement can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

26. Mr. French understands, represents and certifies that he has carefully read and fully understood all of the provisions and effects of this Agreement and that he is knowingly and voluntarily entering into this Agreement free of any duress or coercion.

27. In compliance with the Older Worker's benefit protection (at P.L. 101-433) Mr. French and the Company acknowledge as follows:

       a) Mr. French has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement, and as freely elected in consultation with his attorneys to execute the Agreement on the date set forth below;

       b) Mr. French has consulted with his attorneys before signing the Agreement;

       c) This Agreement shall be revocable for the seven (7) day period following the execution of this Agreement. Revocation must be made by delivering written notice to Mark A. Osman, Esq., 501 W. Broadway, Suite 500, San Diego, California 92101, no later than the close of business on the seventh calendar day after Mr. French signs the Agreement. If Mr. French revokes this Agreement, it shall not be effective in any respect.

                                    IMAGING TECHNOLOGIES CORPORATION and its related subsidiaries and divisions


/s/ Hiram T. French                 By: /s/ Brian Bonar
-------------------------------         -------------------------------
Hiram T. French                         Brian Bonar, Chief Executive Officer and
                                        President

Dated:   6/15/99                        Dated:   6/15/99
       --------------------------              --------------------------

                               APPROVED AS TO FORM

                                    LAW OFFICES OF MARK A. OSMAN & ASSOCIATES


Dated:                              By:
       --------------------------        -------------------------------
                                            Mark A. Osman, Attorneys for
                                            IMAGING TECHNOLOGIES
                                            CORPORATION and its related
                                            subsidiaries and divisions

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Dated:                              By:
       --------------------------        -------------------------------

                                           Attorneys for Hiram T. French


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